December 27, 2022

Karen E. Flores
[redacted]

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (Agreement) is entered into between Karen E. Flores (you or Employee) and GAN Nevada, Inc. (Company). You and the Company (together, the Parties and individually, a Party) agree as follows:

1. Termination of Employment Relationship: Your employment relationship with the Company in your role as Chief Financial Officer, in addition to your position on the board of directors of GAN Limited, and any such similar roles of its affiliates, ended on November 25, 2022. Except as provided for herein, you are no longer authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after November 25, 2022.

2. Acknowledgements: You acknowledge that the Company relied on the following representations by you in entering into this Agreement:

a. You acknowledge that you do not have a claim of unlawful discrimination; retaliation; harassment; sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or unlawful conduct against the Company or any of the Released Parties (as defined below).

b. You have received all compensation due to you pursuant to your current role with the Company through November 25, 2022 as a result of services performed for the Company with the receipt of your final paycheck.

c. You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during employment with the Company.

d. The Company properly provided any leave of absence because of your or your family member's health condition or military service and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

e. You have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on

part of the Company.

3. Consideration:

In return for your promises in this Agreement, and provided that you sign and return this Agreement and do not revoke it, the Company will:

a. Pay you severance pay in the gross amount of Three Hundred Thousand Dollars (US$300,000), to be paid within two (2) business days after the period referenced in Section 18 herein. Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either Party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company. The Company will apply standard tax and other applicable withholdings to payments made to you. You acknowledge this payment is in addition to anything you would have received had you not signed this Agreement.

b. Subject to the Company's plan, provide you with a three (3) year extension on your ability to exercise existing options as outlined in the attached Exhibit A, which shall be incorporated herein by this reference.

c. Pay you as a "Financial Consultant," as further detailed in Section 4 herein, in the total amount of Two Hundred Twenty Five Thousand Dollars (US$225,000), subject to Form 1099 that the Company will provide to you, and to be paid in three, equal monthly installments of Seventy Five Thousand Dollars (US$75,000) on the first of day of each month starting on January 1, 2023 and final payment on March 1, 2023.

d. Subject to (i) you executing an updated general release after the expiration of the Financial Consultant Period (as defined in Section 4 below) in the form attached as Exhibit B, (ii) the Company's plan terms, and (iii) the expiration of the applicable revocation period, but under no circumstance later than five (5) business days after the expiration of said revocation period of the updated general release, issue a grant of restricted stock units to you, equal to Two Hundred Twenty Five Thousand Dollars (US$225,000), which shall immediately vest. The Company guarantees Employee a future minimum sales price of US$1.37 per share for the issued restricted stock units. If the share price is below $1.37 at such time that Employee sells any or all shares, the Company will issue payment to Employee for the difference, to be paid within ten (10) business days after such sale. For instance, if Employee sells 100,000 shares at $1.00 per share, then the Company owes Employee $37,000. Employee will provide supporting documentation to the Company at such time, as applicable.

e. Subject to (i) the Company's plan terms, and (ii) the expiration of the Revocation Period, but under no circumstance later than five (5) business days after the expiration of the Revocation Period, fully vest and issue the March 11, 2022 grant

of 127,119 restricted stock units. The Company guarantees Employee a future minimum sales price of US$1.37 per share for the issued restricted stock units. If the share price is below US$1.37 at such time that Employee sells any or all shares, the Company will issue payment to Employee for the difference, to be paid within ten (10) business days after such sale. For instance, if Employee sells 100,000 shares at $1.00 per share, then the Company owes Employee $37,000. Employee will provide supporting documentation to the Company at such time, as applicable.

f. The Company shall offer Employee and her eligible dependents the opportunity to elect Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage in accordance with federal law at her/their own expense. The Company shall pay Employee within two (2) business days after the period referenced in Section 18 herein the lump sum of Eighteen Thousand Seven Hundred Forty Four Dollars (US$18,744) which represents Employee's, and Employee's eligible dependents, COBRA costs from December 1, 2022 until November 30, 2023. The Company will provide Employee with a Form 1099 reflecting this payment.

4. Financial Consultant Period: Employee will be retained as a Financial Consultant for the period January 1, 2023 through March 31, 2023 (Financial Consultant Period), at which point Employee's consultancy will end subject to the terms of this Agreement. During the Financial Consultant period, Employee will provide transition services to the Interim CFO and Company on an "as-needed" basis. During the Financial Consultant period, Employee will receive guaranteed compensation as outlined in Section 3(c) above.

5. Full and Final Release: In exchange for the benefits provided by the Company under this Agreement, you fully and forever release and discharge the Company, its parents, subsidiaries, affiliates, and related entities and all of their respective agents, attorneys, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns, (Company Released Parties) from any and all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which you have asserted or could assert against the Company arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, based on facts occurring up to and including the date you sign this Agreement (Claims). You understand that you are releasing such Claims on behalf of yourself and all persons who could make Claims under, through or by you, such as your spouse, heirs, executors or assignees.

This release includes, but is not limited to, (i) any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (ADEA), the Family and Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act (NLRA), the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act (ADA), any amendments to such laws, any other federal, state, or local constitution, charter, law, rule, ordinance, regulation, or order [or those of any other county]; (ii) Claims in equity or under common law including

but not limited to claims for tort, breach of contract (express or implied, written or oral), wrongful discharge, defamation, emotional distress, and negligence. This release does not waive rights or claims that cannot be released under applicable federal or state law by private agreement including, but not limited to, claims for unemployment benefits.

Further, Company agrees to fully and forever release and discharge Employee and Employee's spouse, heirs, estate administrators and executors (Employee Released Parties) from any and all claims and potential claims of whatever nature and kind, in law, equity or otherwise, known or unknown, choate or inchoate, asserted or unasserted, which the Company has had, may have had, or now has, or mayhave, arising out of or in connection with Employee's employment with the Company or the termination of such employment. Notwithstanding the foregoing, such release by Company shall not apply to claims that involve intentional or grossly negligent behavior by the Employee Released Parties, including (without limitation) fraud and/or deceit.

The Parties are releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

> A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his, her, or its favor at the time of executing the release and that, if known by him, her, or it, would have materially affected his, her, or its settlement with the debtor or released party.

6. Non-Admission: This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful conduct, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

7. Proprietary Information: You understand that you are required to return all confidential and proprietary information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which are the property of the Company, regardless of whether you sign this Agreement. The Company may choose to delay payment under this Agreement if you do not return all such information to the Company. You further agree not to retain any tangible or electronic copies of any such property in your possession or under your control. To the fullest extent permitted by law, you also agree to retain in confidence any confidential information known to you concerning the Company until such information is publicly available. Nothing in this Agreement shall supersede any of your obligations under Section 9 of your Employment Agreement with the Company, which you executed on or about December 31, 3021.

8. Confidentiality of Agreement: You agree that you will maintain the confidentiality of this Agreement and will not disclose in any fashion the nature and terms of this Agreement, the amount of this severance, and/or the substance or content of discussions involved in reaching this Agreement, except to your lawyer, accountant, or immediate family, or governmental agency without the prior written consent of an officer of the Company, except as necessary in any legal proceeding directly related to your employment with the Company

or the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company; and provided that Employee instructs the aforementioned recipient(s) of the information (with the exception of a governmental agency), and such individuals agree not to disclose the terms of this Agreement.

9. Cooperation: You agree to reasonably cooperate with the Company relating to matters within your knowledge or responsibility. Without limiting this commitment, you agree (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party's representative, except as may be required by law, and (iv) to execute any documents (including, without limitation, letters of resignation and share transfer agreements) and take any other actions reasonably necessary to terminate any directorships, officerships, or other relationships with the Company or any of its affiliates, consistent with the terms of this Agreement. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.

This paragraph shall not require you to cooperate with the Company regarding any charge or litigation in which you are a charging or complaining party, or any confidential investigation by a government agency in which you are asked by such agency to maintain information in confidence.

10. Mutual Non-Disparagement: You agree that you shall not make, directly or indirectly, to any person or entity, including but not limited to the Company's present, future, and/or former employees and/or clients, and/or the press, any negative, derogatory or disparaging oral, written and/or electronic statements about the Company, their products and services, or your employment with and/or separation from employment with the Company, or do anything which damages the Company or any of its and/or their products and services, reputation, good will, financial status, or business or client relationships. You further agree not to post any such statements on the internet or any blog or social networking site, including but not limited to Facebook, Glassdoor, LinkedIn, or any other internet site or platform. The Company also agrees that its Executive Committee shall not make, directly or indirectly, to any person or entity any negative, derogatory or disparaging oral, written and/or electronic statements about you, including but not limited to, your employment with and/or separation from employment with the Company. The Company's Executive Committee further agrees not to post any negative, derogatory or disparagement statements on the internet or any blog or social networking site, including but not limited to Facebook, Glassdoor, LinkedIn, or any other internet site or platform. The Company shall provide a neutral reference if contacted by a prospective employer or recruiter and only confirm your dates of employment with the Company and position.

11. Applicable Law: This Agreement shall be interpreted under the law of the state of California, without regard to conflicts of laws principles.

12. Complete Release: This Release constitutes the complete and total agreement between you and the Company with respect to issues addressed in this Agreement, except your obligations you may have under any other Agreements with the Company regarding the non-disclosure of trade secrets and confidential or proprietary information, prohibiting solicitation of customers, suppliers, or employees, prohibiting competition with the employer, assigning intellectual property, or providing for a dispute resolution mechanism including arbitration, contained in any agreements you have entered into with the Company under applicable law, including the Employment Agreement. You represent that you are not relying on any other written or oral representations not fully expressed in this document. You agree that this Agreement shall not be modified, altered, or discharged except by written instrument signed by you and an authorized Company representative. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

13. Severability: You agree that should any part of this Agreement except the release of claims be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Agreement.

14. Use As Evidence: The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.

15. Binding Agreement and Covenant Not to Sue: You understand that following the Revocation Period (as defined below), this Agreement will be final and binding. The Parties promise not to file a lawsuit or arbitration proceeding based on any claim that is settled by this Agreement. If you either Party breaks this promise or fails to comply with its/her obligations under the Agreement, the offending party agrees to pay all of the other Party's reasonable costs and expenses (including reasonable attorneys' fees) related to the defense of any claims covered by this Agreement or any released party's efforts to enforce the terms of this Agreement, except this covenant not to sue does not apply to claims under the Older Worker Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the ADEA, you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC) or any other federal, state, or local agency charged with the enforcement of any employment laws. *You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Agreement and the Company prevails on the merits of an ADEA claim, or a Company Released Party files a lawsuit or arbitration to enforce any part of this Agreement, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter "reduction") against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this Agreement, whichever is less.* This provision is not intended to preclude otherwise available recovery of attorneys' fees or cost specifically authorized under applicable law and does not waive the Parties' rights to enforce this Agreement.

16. Advice of Counsel: You acknowledge that you have read and fully understand the terms of this Agreement. The Company advises you, in writing, to consult with an attorney of your choice regarding the terms of this Agreement prior to signing this Agreement.

17. Consideration Period: You understand that you have at least 21 days from the date you receive this Agreement and any attached information to consider the terms of this Agreement, including whether to sign this Agreement (Consideration Period). If you choose to sign this Agreement before the Consideration Period ends, you represent that it is because you freely chose to do so after carefully considering its terms. You agree with the Company that changes, whether material or immaterial, do not toll or restart the running of the Consideration Period. You agree the Company has made no threats or promises to induce you to sign earlier. You acknowledge that this Agreement is a "negotiated" agreement as defined by California law (Government Code 12964.5(c)(2) defines "negotiated" to mean the Agreement is "voluntary, deliberate, and informed, provides consideration of value to the employee, and that the employee is given notice and an opportunity to retain an attorney or is represented by an attorney").

18. Revocation Period: You shall have seven calendar days from the date you sign this Agreement to revoke this Agreement by delivering a written notice of revocation to the same person as you returned this Agreement (Revocation Period). If the Revocation Period expires on a weekend or holiday, you will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period (Effective Date), provided you do not revoke this Agreement.

19. Return of Signed Agreement: You are required to return your signed Agreement and any written revocation notice to Betty Wong, Chief People Officer at bwong@gan.com.

20. No Interference with Rights: **You understand this Agreement does not apply to (i) claims for unemployment or workers' compensation benefits, (ii) claims or rights that may arise after the date that you sign this Agreement, (iii) claims for reimbursement of expenses under the Company's expense reimbursement policies, (iv) any vested rights under the Company's ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and (v) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, cooperation, and the return of property provision) (i) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA, (ii) prevents you from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in**

court litigation or arbitration, or (iii) precludes you from exercising your rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, including discussing your compensation or terms and conditions of employment.

In addition, nothing in this Agreement shall be construed to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; waive your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

By signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

[Signature page to follow.]

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date: December 28, 2022	Betty Wong, Chief People Officer	DocuSigned by: Betty Wong 26048029EBF0425... Signature

You have read this Agreement and understand its legal and binding effect. You are acting voluntarily, deliberately, and of your own free will in signing this Agreement. The Company has provided you with all information needed to make an informed decision to sign this Agreement, notice of and an opportunity to retain an attorney, and an opportunity to ask questions about this Agreement.

Date: 12/27/2022	Karen E. Flores	DocuSigned by: KAREN FLORES ...84CB56866436... Signature

[Final Page of the Separation and Release Agreement]

GAN LIMITED

PERSONNEL SUMMARY
AS OF 11/10/2022

Report Type: All
Dividends : No
Dividend Details : No
Status: Active
Include Performance Related Information : No
Participant ID is 1395

Name	ID	Grant Number	Grant Date	Plan/Type	Granted Shares	Price	Exercised/ Released	Vested	Cancelled	Unvested	Outstanding/ Unreleased	Exercisable/ Releasable
Flores, Karen	1395	1395001	03/17/2020	2019/NQ	100,000	$3,32	0	100,000	0	0	100,000	100,000
		1395002	06/15/2020	2020/ISO	21,988	$18.19	0	10,994	0	10,994	21,988	10,994
		1395003	02/26/2021	020L/ISO	3,947	$25.33	0	0	0	3,947	3,947	0
		1395004	12/08/2021	2020/RSU	43,020	$0.00	43,020	43,020	0	0	0	0
		1395005	03/11/2022	2020/RSU	127,119	$0.00	0	0	0	127,119	127,119	0
		N139502	06/15/2020	2020/NQ	128,012	$18.19	0	76,506	0	51,506	128,012	76,506
		N139503	02/26/2021	020L/NQ	131,053	$25.33	0	56,249	0	74,804	131,053	56,249
	Account: Flores, Karen				555,139		43,020	286,769	0	268,370	512,119	243,749
		TOTALS			555,139		43,020	286,769	0	268,370	512,119	243,749

EXHIBIT B - RELEASE

WHEREAS, Karen E. Flores ("Employee" or "you") and GAN Nevada, Inc. ("Company") entered into a Separation and Release Agreement (the "Agreement") dated [INSERT DATE];

WHEREAS, pursuant to the Agreement, your employment terminated on November 25, 2022, and you and the Company have generally released any and all claims existing as of the date of the Agreement;

WHEREAS, in order to receive the post-employment separation benefits provided for by the Agreement, you agreed to sign, after your last day worked as a Financial Consultant for the Financial Consultant Period of January 1, 2023 through March 31, 2023 (Financial Consultant Period), a full Release of all claims to the extent permitted by law, including but not limited to such claims arising after the date of the Agreement;

WHEREAS, except as specifically amended, modified or revised in this Release, the Agreement remains in full force and effect;

NOW THEREFORE, in consideration of the benefits and consideration provided for in the Agreement, including the promise by the Company to make the provide you with the consideration set forth in Section 3.d. of the Agreement, you agree as follows:

1. <u>All Wages Paid And Disclosures</u>. You hereby agree that you have: (i) received all compensation due you as a result of services performed for the Company with the receipt of your final paycheck; (ii) reported to the Company any and all work-related injuries or occupational disease incurred by your during your employment by the Company; (iii) been properly provided any leave requested under the federal Family and Medical Leave Act or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity; (v) reported any pending judicial and administrative complaints, claims, or actions you filed against the Company or any other released person or entity; and (vi) not raised a claim of sexual harassment or abuse with the Company.

2. <u>Release.</u> In exchange for the consideration provided for by Section 3.d. of the Agreement, which are in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby waive, release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns and its and their respective current and/or former partners, directors, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or

contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and final general release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date you sign this Release, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, gender or gender identity status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim including, without limitation, Title VII of the Civil Rights Act of 1964, (42 U.S.C. § 2000e-2), the Americans With Disabilities Act (29 U.S.C. § 12101, et seq.), the Age Discrimination in Employment Act including the Older Worker Benefit Protection Act (29 U.S.C. § 621, et seq.),or any other category protected under federal, state, or local law. You also agree that you are releasing the Company Releasees from any claim or claims you might have for back wages, salary, severance pay, vacation pay, draws, incentive pay, bonuses, commissions, employment benefits (including claims under continuing employee benefits plans or claims under ERISA), stock, stock options, restricted stock grants or awards, or any other equity plans of the Company Releasees, or any and all other form of compensation. You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

This release does not apply to any claims or rights that may arise after the date that you signed this Release, the consideration for this Release, the Company's expense reimbursement policies, vested rights under the Company's ERISA-covered employee benefit plans as applicable on the date you sign this Release, and any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this release you are waiving your right to monetary damages or other individual relief based on claims asserted in such a charge or complaint except where such a waiver is prohibited. This release does not waive your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

Further, in exchange for mutual promises herein, the Company agrees to fully and forever release and discharge Employee and Employee's spouse, heirs, estate administrators and executors (Employee Released Parties) from any and all claims and potential claims of whatever nature and kind, in law, equity or otherwise, known or unknown, choate or inchoate, asserted or unasserted, which the Company has had, may have had, or now has, or may have, arising out of or in connection with Employee's employment with the Company or the termination of such employment. Notwithstanding the foregoing, such release by Company shall not apply to claims that involve intentional or grossly negligent behavior by the Employee Released Parties, including (without limitation) fraud and/or deceit.

The Parties are releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

> A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his, her, or its favor at the time of executing the release and that, if known by him, her, or it, would have materially affected his, her, or its settlement with the debtor or released party.

You agree and acknowledge that you will not be entitled to the payments and benefits set forth in Section 3.d. of the Agreement, unless and until you execute this document and do not exercise your right of rescission as set forth below.

3. <u>Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967</u>.

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Section 3(d) of the Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Release was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Release is executed are not waived by you;

(c) you are advised that you have at least 21 days within which to consider the terms of this Release and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Release, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d) you have carefully read and fully understand all of the provisions of this Release, and you knowingly and voluntarily agree to all of the terms set forth in this Release; and

(e) in entering into this Release you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

4. <u>Period for Review and Consideration of Release.</u>

(a) You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Release and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release.

5. <u>Effective Date</u>: After signing this letter, you may revoke this Release for a period of seven days following said execution. In order to revoke the Release, you must deliver a written notice of rescission by hand or certified mail within the seven-day period described above to: Betty Wong, Chief People Officer at bwong@gan.com.

The Release shall not become effective or enforceable and no consideration will be made pursuant to this Release until this revocation period has expired ("Effective Date").

6. <u>Confidentiality</u>. Except as otherwise provided in the Agreement or this Release, you agree that you will maintain the confidentiality of the Agreement or this Release and will not disclose in any fashion the nature and terms of the Agreement or this Relase, the amount of the benefits received, and/or the substance or content of discussions involved in reaching this Release, except to your lawyer, accountant, or immediate family, or governmental agency without the prior written consent of an officer of the Company, except as necessary in any legal proceeding directly related to your employment with the Company or the provisions and terms of this Release, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company; and provided that you instructs the aforementioned recipient(s) of the information (with the exception of a governmental agency), and such individuals agree not to disclose the terms of the Agreement or this Release.

7. <u>No Interference with Rights</u>. You understand this Release does not apply to (i) claims for unemployment or workers' compensation benefits, (ii) claims or rights that may arise after the date that you sign this Release, (iii) claims for reimbursement of expenses under the Company's expense reimbursement policies, (iv) any vested rights under the Company's ERISA-covered employee benefit plans as applicable on the date you sign this Release, and (v) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Release (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, cooperation, and the return of property

provision) (i) limits or affects your right to challenge the validity of this Release under the ADEA or the OWBPA, (ii) prevents you from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (iii) precludes you from exercising your rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, including discussing your compensation or terms and conditions of employment.

In addition, nothing in this Release shall be construed to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; waive your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

By signing this Release you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

Notwithstanding your confidentiality and non-disclosure obligations in this Release and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I REPRESENT THAT I HAVE READ THE FOREGOING RELEASE, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH RELEASE AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS RELEASE, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS

REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT AND THE AGREEMENT.

NOT VALID IF SIGNED PRIOR TO APRIL 1, 2023

FOR YOU:

Accepted and Agreed to:

____
Karen E. Flores

Date: ________________________

FOR THE COMPANY:

Accepted and Agreed to:

____
Betty Wong, Chief People Officer

Date: ________________________